As filed with the Securities and Exchange Commission on February 24, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANSYS, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3219960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2600 ANSYS Drive

Canonsburg, PA 15317

(844) 462-6797

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ajei S. Gopal

President and Chief Executive Officer

ANSYS, Inc.

2600 ANSYS Drive

Canonsburg, PA 15317

(844) 462-6797

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley C. Brasser

Jones Day

90 South Seventh Street

Suite 4950

Minneapolis, MN 55402

(612) 217-8800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common stock, par value $0.01 per share(4)	665,697	$387.47	$257,937,616.59	$28,140.99

(1)	All the shares of common stock being registered hereby are offered for the account of certain selling stockholders who acquired such shares in a private transaction.
(2)

Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of common stock as may be issuable with respect to the shares being issued hereunder as a result of a stock split, stock dividend, capitalization or similar event.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. Based on the average of the high and low prices of the registrant’s common stock on the Nasdaq Global Select Market on February 18, 2021.

(4)

Comprised of 641,400 shares of common stock issued to the selling stockholders and an additional 24,297 shares of common stock (the “Holdback Shares”) that were held back and may be used to satisfy potential indemnification claims and other obligations of the selling stockholders. The Holdback Shares will be delivered to the selling stockholders to the extent not used to satisfy indemnification claims or other obligations of the selling stockholders.

PROSPECTUS

ANSYS, INC.

665,697 Shares of Common Stock

The selling stockholders of ANSYS, Inc. listed beginning on page 10, together with any additional selling stockholders listed in any applicable prospectus supplement, may offer and resell up to 665,697 shares of our common stock, $0.01 par value per share (“Common Stock”). The shares being offered include (i) 641,400 shares of Common Stock that were issued to the selling stockholders by us in connection with our merger (the “Merger”) with Analytical Graphics, Inc. (“AGI”), pursuant to the terms of an Agreement and Plan of Merger, dated as of October 23, 2020 (the “Merger Agreement”), by and among ANSYS, Inc., AGI, Voyager Merger Sub, Inc. and Fortis Advisors LLC, as the shareholders’ representative thereunder and (ii) up to 24,297 shares of Common Stock that were withheld by ANSYS, Inc. and that may be delivered to the selling stockholders following satisfaction of certain indemnification and other obligations of AGI and the selling stockholders under the Merger Agreement (“Holdback Shares”). The Merger was completed on December 1, 2020.

We are not selling any shares of our Common Stock under this prospectus, and we will not receive any of the proceeds from the sale of shares by the selling stockholders. The selling stockholders (which term as used herein includes their respective transferees or other successors in interest) may sell the shares of Common Stock described in this prospectus through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. We provide more information about how the selling stockholders may sell their shares of Common Stock in the section of this prospectus entitled “Plan of Distribution” on page 23.

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “ANSS.” On February 23, 2021, the last reported sales price for our Common Stock on the Nasdaq Global Select Market was $375.56 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, ANY APPLICABLE PROSPECTUS SUPPLEMENT AND OUR PERIODIC REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, AS DESCRIBED UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 7 OF THIS PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 24, 2021.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933 (the “Securities Act”) using a “shelf” registration process. Under this process, selling stockholders named in this prospectus or in one or more supplements to this prospectus may sell shares of Common Stock from time to time. Each time any selling stockholder named herein sells shares of Common Stock under the registration statement of which this prospectus is a part, such selling stockholder will provide a copy of this prospectus and any applicable prospectus supplement, as required by law. Any applicable prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any shares of Common Stock, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

The selling stockholders may offer and sell shares of Common Stock directly to purchasers, through agents selected by the selling stockholders, or to or through broker-dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents or broker-dealers involved in the sale of shares of Common Stock offered hereby. See “Plan of Distribution.”

We have not authorized, and no selling stockholder has authorized, any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered hereby are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented hereby does not extend to you. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus to “Ansys,” “we,” “our,” and “us” refer to ANSYS, Inc., a corporation organized under the laws of the State of Delaware, and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Ansys furnishes and files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. Our SEC filings are available to the public on the SEC’s Internet website at http://www.sec.gov. Those filings are also available to the public on our corporate website at http://www.ansys.com. The information contained on our website, other than the documents incorporated by reference into this prospectus, is not part of or incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than any documents or portions thereof that are furnished rather than filed under applicable SEC rules), until the offering of the securities is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K”), filed on February 24, 2021; and

•

the description of Common Stock set forth in our Registration Statement on Form 8-A (File No. 000-20853), filed with the SEC under Section 12(g) of the Exchange Act on June 12, 1996, including any amendment or report filed for the purposes of updating such description.

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this prospectus, except as so modified, and any statement so superseded will not be deemed to constitute a part of this prospectus.

The information related to us contained in this prospectus should be read together with the information contained in the documents incorporated by reference. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference into this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be directed to:

ANSYS, Inc.

2600 ANSYS Drive

Canonsburg, PA 15317

(844) 462-6797

Attention: Investor Relations

NOTE ABOUT FORWARD-LOOKING STATEMENTS

From time to time, including in this prospectus, any applicable prospectus supplement, and in the documents incorporated by reference into them, we make and may in the future make “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are statements other than those of historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” or other words of similar meaning. Forward-looking statements include those about market opportunity, including our total addressable market.

These forward-looking statements reflect our then-current expectations at the time the statements are made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Many of these risks and uncertainties are currently amplified by, and may continue to be amplified by, the COVID-19 pandemic.

All forward-looking statements in, and incorporated by reference into, this prospectus and any applicable prospectus supplement are qualified by these cautionary statements and are made only as of the date of this prospectus or the applicable prospectus supplement, as the case may be, and we undertake no obligation to update such forward-looking statements to reflect subsequent events or circumstances. Any such forward-looking statements, whether made in this prospectus, any applicable prospectus supplement or elsewhere, should be considered in context with the various disclosures made by us about our business. These forward-looking statements fall under the safe harbors of Section 27A of the Securities Act and Section 21E of the Exchange Act.

The following risks, among others, could cause actual results to differ materially from those described in any forward-looking statements:

•

current and potential future impacts of the COVID-19 pandemic on the global economy and our business, and consolidated financial statements; adverse changes in global economic and/or political conditions; and political, economic, regulatory and public health and safety risks and uncertainties in the countries and regions in which we operate;

•

declines in our customers’ businesses resulting in adverse changes in procurement patterns; disruptions in accounts receivable and cash flow due to customers’ liquidity challenges and commercial deterioration; uncertainties regarding demand for our products and services in the future and our customers’ acceptance of new products; and delays or declines in anticipated sales due to reduced or altered sales and marketing interactions with customers;

•

impacts from tariffs, trade sanctions, export license requirements or other trade barriers; disruptions in the global economy and financial markets that may limit or delay availability of credit under existing or new credit facilities, or that may limit our ability to obtain credit or financing on acceptable terms or at all; and the effect of changes in currency exchange rates or interest rates;

•

our ability to protect our proprietary technology; cybersecurity threats or other security breaches, including in relation to an increased level of our activity that is occurring from remote global off-site locations; and disclosure and misuse of employee or customer data whether as a result of a cybersecurity incident or otherwise;

•

the quality of our products, including the strength of features, functionality and integrated multi-physics capabilities; our ability to develop and market new products to address the industry’s rapidly changing technology; the failures or errors in our products and services; and increased pricing pressure as a result of the competitive environment in which we operate;

•

plans for future capital spending; the extent of corporate benefits from such spending including with respect to customer relationship management; and higher than anticipated costs for research and development or slowdown in our research and development activities;

•	investments in complementary companies, products, services and technologies; our ability to complete and successfully integrate our acquisitions and realize the financial and business benefits of the transactions; and the impact indebtedness incurred in connection with any acquisition could have on our operations;

•	investments in global sales and marketing organizations and global business infrastructure; and dependence on our channel partners for the distribution of our products;

•

our ability to recruit and retain key personnel including any delays in recruitment caused by restrictions on travel and in person interactions; and the absence of key personnel or teams due to illness or recuperation;

•

increased volatility in our revenue due to the timing, duration and value of multi-year lease contracts; our reliance on high renewal rates for annual lease and maintenance contracts; the volatility of our stock price; the potential variations in our sales forecasts compared to actual sales; and the uncertainty of estimates associated with the acquisition accounting treatment of deferred revenue;

•

operational disruptions generally or specifically in connection with transitions to and from remote work environments; and the failure of our technological infrastructure or those of the service providers upon whom we rely including for infrastructure and cloud services;

•

our and our channel partners’ ability to comply with laws and regulations in relevant jurisdictions; the outcome of contingencies, including legal proceedings, government or regulatory investigations and service tax audit cases;

•	uncertainty regarding income tax estimates in the jurisdictions in which we operate; and the effect of changes in tax laws and regulations in the jurisdictions in which we operate; and

•	and other risks and uncertainties described in our reports filed from time to time with the SEC.

The foregoing list of important risks does not include all such risks, nor necessarily present them in order of importance. We urge you to review carefully the information under the heading “Item 1A—Risk Factors” in our 2020 Form 10-K and in the other documents incorporated by reference into this prospectus and any applicable prospectus supplement for a more complete discussion of the risks and uncertainties that may cause our actual results to differ materially from those projected by us.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our Common Stock. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference into this prospectus, before making an investment decision.

The Company

ANSYS, Inc., a Delaware corporation formed in 1994, develops and globally markets engineering simulation software and services widely used by engineers, designers, researchers and students across a broad spectrum of industries and academia, including aerospace and defense, automotive, electronics, semiconductors, energy, materials and chemical processing, turbomachinery, consumer products, healthcare, and sports. Headquartered south of Pittsburgh, Pennsylvania, we focus on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost-conscious product development, from design concept to final-stage testing and validation. We distribute our suite of simulation technologies through a global network of independent resellers and distributors (collectively, channel partners) and direct sales offices in strategic, global locations. It is our intention to continue to maintain this hybrid sales and distribution model. We operate and report as one segment.

Our executive offices are located at 2600 ANSYS Drive, Canonsburg, PA 15317, and our telephone number at that location is (844) 462-6797. Our website address is http://www.ansys.com. The information contained on our website, other than the documents incorporated by reference into this prospectus, is not a part of or incorporated by reference into this prospectus.

AGI Merger

As previously disclosed, on October 23, 2020, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Analytical Graphics, Inc., a Pennsylvania corporation (“AGI”), Voyager Merger Sub, Inc., a Pennsylvania corporation and direct wholly owned subsidiary of Ansys (“Merger Sub”), and Fortis Advisors LLC, as representative of the selling stockholders, pursuant to which Merger Sub merged with and into AGI (the “Merger”), with AGI surviving the Merger as a direct wholly owned subsidiary of Ansys. The Merger was completed on December 1, 2020, and as a result, AGI became our wholly owned subsidiary.

Upon consummation of the Merger, all outstanding shares of AGI capital stock were cancelled, and all outstanding indebtedness and transaction-related expenses were repaid, in exchange for aggregate closing date consideration consisting of (i) 638,735 shares of our Common Stock and (ii) approximately $489.8 million in cash, of which approximately $419.1 was paid directly to AGI Shareholders and approximately $70.7 million was paid to escrow and to settle AGI shareholders’ indebtedness and transaction-related expenses.

The Common Stock issued at the closing of the Merger was issued pursuant to an exemption from the registration requirements set forth in the Securities Act, as permitted by Regulation D promulgated thereby, and constitute “restricted securities” under Rule 144 under the Securities Act. Furthermore, the Common Stock issued at the closing of the Merger is subject to a lock-up restriction pursuant to the subscription agreements entered into in connection with the Merger (the “Lock-Up”) pursuant to which the selling stockholders agreed with Ansys not to transfer any shares of Common Stock acquired in the Merger until the six-month anniversary of the closing date of the Merger, provided that each selling stockholder is permitted to transfer, following the date that is the three-month anniversary of the closing date of the Merger, its pro rata portion (determined by comparing the number of shares of AGI capital stock held by such selling stockholder immediately prior to the Merger to the total number of shares of AGI capital stock held by all selling stockholders immediately prior to the Merger) of approximately 129,742 shares of Common Stock. Pursuant to the Merger Agreement, we also agreed to file a registration statement, of which this prospectus forms a part, covering the resale of the shares of Common Stock issued in the Merger.

The Offering

Common Stock offered by the selling stockholders:	Up to 665,697 shares

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol:	ANSS

Use of proceeds:	All of the shares of Common Stock being offered under this prospectus are being sold by the selling stockholders. Accordingly, we will not receive any proceeds from the sale of these shares.

Risk factors:	You should read the section entitled “Risk Factors” beginning on page 7 of this prospectus, as well as other cautionary statements throughout or incorporated by reference in this prospectus, before deciding whether to invest in shares of our Common Stock.

Throughout this prospectus, when we refer to the shares of our Common Stock, the offer and sale of which are being registered on behalf of the selling stockholders, we are referring to the shares of Common Stock issued to the former AGI shareholders pursuant to the Merger Agreement. When we refer to “selling stockholders” in this prospectus, we are referring to the former AGI shareholders to whom such shares were issued, and their respective transferees or other successors in interest, as applicable.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Before making any decision whether to invest in our Common Stock, you should carefully consider the risks described below, together with all of the other information included or incorporated by reference into this prospectus, including, without limitation, the information under the heading “Item 1A—Risk Factors” in our 2020 Form 10-K and our periodic reports filed from time to time with the SEC. These risks are not the only ones we will face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations, financial condition and results of operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to the Ownership of Our Common Stock

We do not currently pay cash dividends on our Common Stock. To the extent a potential investor ascribes value to a dividend-paying stock, the value of our Common Stock may be correspondingly reduced.

We have not historically paid cash dividends on our Common Stock as we have retained earnings primarily for acquisitions, for future business opportunities, to make payments on outstanding debt balances and to repurchase stock when authorized by our Board of Directors and when such repurchase meets our objectives. We review our policy with respect to the payment of dividends from time to time; however, there can be no assurance that any dividends will be paid in the future.

As a result, if and to the extent an investor ascribes value to a dividend-paying stock, the value of our Common Stock may be correspondingly reduced.

We have the ability to issue preferred stock, which could affect the rights of holders of our Common Stock.

Our Restated Certificate of Incorporation allows our Board of Directors to issue up to two million shares of preferred stock and set forth the terms of such preferred stock. The terms of any such preferred stock, if issued, may adversely affect the dividend and liquidation rights of holders of our Common Stock.

Future sales of our Common Stock by the selling stockholders, or the perception in the public markets that such sales may occur, could cause the trading price of our Common Stock to decline.

The sales of our Common Stock by the selling stockholders could have the effect of depressing the market price for our Common Stock. The registration statement of which this prospectus is a part will become effective automatically upon filing with the SEC, at which time the shares of Common Stock issued to the selling stockholders in connection with the Merger will be available for resale in the public market, subject to the Lock-Up. Sales of substantial amounts of our Common Stock, including sales by the selling stockholders from time to time, or the perception that these sales could occur, could adversely affect the price of our Common Stock.

The price of our Common Stock is subject to volatility.

The market price of securities of software companies is subject to significant fluctuations. For example, our Common Stock price ranged from $200.07 to $369.82 per share during 2020. The valuation and trading price of our Common Stock may not be predictable. Factors that may adversely impact our share price include our failure to meet analyst expectations, reduced expectations regarding financial outlook, increases in our debt levels, changes in management or our material announcements or those of our competitors. In addition, volatility could result from causes that are unrelated to our operating performance such as the impact of the ongoing COVID-19 pandemic and conditions in the financial markets or the software industry generally.

Additional issuances of equity securities would dilute the ownership of our existing stockholders and could reduce our earnings per share.

We may issue additional equity securities in the future in connection with capital raises, acquisitions, strategic transactions or for other purposes. To the extent we issue substantial additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced.

If securities analysts do not continue to publish research or reports about our business, or if they publish negative evaluations of our stock, the price of our stock could decline.

We expect that the trading price of our Common Stock may be affected by research or reports that industry or financial analysts publish about our business. If one or more of the analysts who cover us downgrade their evaluations, the price of our Common Stock could decline. If one or more of these analysts cease coverage of our company, we could lose visibility in the market for our Common Stock, which in turn could cause our stock price to decline.

USE OF PROCEEDS

The selling stockholders may make offers and sales pursuant to this prospectus and any applicable prospectus supplement. We will not receive any proceeds from the sale or other disposition by the selling stockholders of the shares of our Common Stock covered hereby.

SELLING STOCKHOLDERS

Up to 665,697 shares of Common Stock are being offered by this prospectus, all of which are being offered for resale for the account of the selling stockholders. The shares being offered include (i) 641,400 shares of Common Stock that were issued to the selling stockholders pursuant to the Merger Agreement in connection with the Merger and (ii) up to 24,297 Holdback Shares.

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of Common Stock being registered.

The table below sets forth certain information known to us, based upon written representations from the selling stockholders, with respect to the beneficial ownership of our shares of Common Stock held by the selling stockholders as of December 1, 2020, the date the Merger was completed. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of Common Stock covered by this prospectus, we cannot determine the number of shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of Common Stock that will be held by the selling stockholders upon termination of any particular offering. See “Plan of Distribution.” For purposes of the table below, we assume that the selling stockholders will sell all of their shares of Common Stock covered by this prospectus.

In the table below, the percentage of shares beneficially owned is based on 86,751,764 shares of our Common Stock outstanding as of February 17, 2021, determined in accordance with Rule 13d-3 under the Exchange Act. Under such rule, beneficial ownership includes any shares over which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days of such date through the exercise of any options, warrants or other rights. Except as otherwise indicated, we believe that the selling stockholders have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The beneficial ownership information presented in this table is not necessarily indicative of beneficial ownership for any other purpose.

	Prior to the Offering			After the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding(1)	Number of Shares of Common Stock Being Registered for Resale(2)	Number of Shares of Common Stock Beneficially Owned(3)	Percent of Shares of Common Stock Outstanding(1)
Joseph A. Albert and Barbara M. Albert JT TEN (4)	1,441	*	1,441	—	*
Salvatore F. Ambrosio (5)	532	*	532	—	*
Trustee of the Analytical Graphics Inc. Profit Sharing Plan (6)	62,202	*	62,202	—	*
Stefan Babiak (7)	649	*	649	—	*
Graham Beasley (8)	206	*	206	—	*
William Beuth (9)	154	*	154	—	*
Dierdre K. Bilotta (10)	263	*	263	—	*
Maryellen Blake (11)	1,347	*	1,347	—	*
Blingberg Space Cowboys LLC (12)	35,321	*	35,321	—	*
John Bocek (13)	44	*	44	—	*
Edward F. Borkowski (14)	925	*	925	—	*
Elfriede F. Borst (15)	12	*	12	—	*
Elfriede S. Borst (16)	200	*	200	—	*
William J. Broderick (17)	20,532	*	20,532	—	*
Cathy McCann Buck, as Trustee of the Buck 2009 Family Trust, dated November 6, 2009 (18)	18,493	*	18,493	—	*

	Prior to the Offering			After the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding(1)	Number of Shares of Common Stock Being Registered for Resale(2)	Number of Shares of Common Stock Beneficially Owned(3)	Percent of Shares of Common Stock Outstanding(1)
Cathy McCann Buck, as Trustee of the Buck 2011 Family Trust, dated October 17, 2011 (19)	3,228	*	3,228	—	*
Jay J. Buck (20)	6,468	*	6,468	—	*
Lee M Buck and Elizabeth J. Buck, as Trustees of the Buck Family Trust Dated June 10, 2014 (21)	5,083	*	5,083	—	*
Ngocbich Bui (22)	107	*	107	—	*
Suzanne Carey (23)	235	*	235	—	*
Timothy K. Carrico and Valerie H. Carrico JT TEN (24)	19	*	19	—	*
John P. Carroll (25)	863	*	863	—	*
Doug Cather (26)	1,113	*	1,113	—	*
Hao H. Chang (27)	2	*	2	—	*
Douglas J. Claffey and Cynthia S. Claffey JT TEN (28)	6,029	*	6,029	—	*
Robert S. Clodius (29)	2,436	*	2,436	—	*
Vincent T. Coppola (30)	481	*	481	—	*
Anthony R Cottone and Santa M. Cottone JT TEN (31)	59	*	59	—	*
Lara A. Counts (32)	59	*	59	—	*
Mary E. Coyle (33)	226	*	226	—	*
Patrick Cozzi (34)	769	*	769	—	*
Troy D. Cummings (35)	1,857	*	1,857	—	*
Ratnadeep R. Damle and Neeta R. Damle JT TEN (36)	533	*	533	—	*
Gwilym C. Daniels and Mary E. Daniels (37)	664	*	664	—	*
Gregory L. Dermond (38)	124	*	124	—	*
David R. Downs (39)	230	*	230	—	*
Millennium Trust Co. LLC FBO Gregory R. Dube Traditional IRA XXXZ1650 (40)	1,285	*	1,285	—	*
NFS/FMTC FBO Jeanne Dube Rollover IRA (41)	1,285	*	1,285	—	*
Sylvain Dupont and Anne Garcia JT TEN (42)	705	*	705	—	*
Scott A. Eckerd (43)	651	*	651	—	*
Susan Airey Engard (44)	576	*	576	—	*
Howell M. Estes III and Jordana A Estes JT TEN (45)	3,039	*	3,039	—	*
Robert J. Fabrizio (46)	235	*	235	—	*
Dennis M. Feerick (47)	30	*	30	—	*
James R. Fields (48)	1,123	*	1,123	—	*
David Finkleman and Edith Finkleman JT TEN (49)	147	*	147	—	*
Kevin M. Flood (50)	185	*	185	—	*

	Prior to the Offering			After the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding(1)	Number of Shares of Common Stock Being Registered for Resale(2)	Number of Shares of Common Stock Beneficially Owned(3)	Percent of Shares of Common Stock Outstanding(1)
Ryan C. Frederic (51)	395	*	395	—	*
Jeffrey Gassert (52)	132	*	132	—	*
Jeffrey L. Gassert (53)	1,854	*	1,854	—	*
Edward I. Gee (54)	2,305	*	2,305	—	*
Joseph D. Gerber (55)	23	*	23	—	*
Richard A. Gieseler (56)	342	*	342	—	*
Walter Goldschmidt (57)	196	*	196	—	*
David Gordon (58)	98	*	98	—	*
Judith Gordon (59)	715	*	715	—	*
Adam Gorski (60)	538	*	538	—	*
Henry C. Grabowski III (61)	639	*	639	—	*
Amelia Lynn Graziani (62)	609	*	609	—	*
Amelia L. Graziani (63)	56	*	56	—	*
Kevin Graziani (64)	16,404	*	16,404	—	*
Kristin Graziani (65)	16,423	*	16,423	—	*
Kristin Graziani (Paul L. Graziani C/F UGMA PA) (66)	646	*	646	—	*
Lauren Graziani (67)	16,404	*	16,404	—	*
Leonard J. Graziani (68)	4,244	*	4,244	—	*
Paul and Shirley Graziani JT TEN (69)	113,559	*	113,559	—	*
Virginia Graziani (70)	664	*	664	—	*
Mark J. Guensch (71)	177	*	177	—	*
Robert A. Hall (72)	1,417	*	1,417	—	*
Robert A. Hammett (73)	192	*	192	—	*
Jeffrey K. Harris Trust, established June 1, 2001 as amended and restated (74)	5,379	*	5,379	—	*
Thomas B. Harris and Mary R. Harris (75)	89	*	89	—	*
David M. Holland (76)	1,246	*	1,246	—	*
Jeffrey J. Houdret (77)	1,329	*	1,329	—	*
Brendan Houlton (78)	584	*	584	—	*
Thomas M. Johnson (79)	3,934	*	3,934	—	*
Thomas Johnson (80)	310	*	310	—	*
Elaine Kaiser Trustee Credit Shelter Trust Under Will of John Kaiser (81)	3,867	*	3,867	—	*
Elaine E. Kaiser (82)	177	*	177	—	*
Daniel G. Kane (83)	941	*	941	—	*
Susan Foley Kane (84)	128	*	128	—	*
Judith S. Kirklin (85)	1,478	*	1,478	—	*
James R. Koppersmith (86)	94	*	94	—	*
KSTONE ARV LP (87)	563	*	563	—	*
Christopher Thomas Kucera (88)	591	*	591	—	*
Christopher T. Kucera (89)	702	*	702	—	*
Andrea T. Langster (90)	15	*	15	—	*
Travis B. Langster (91)	1,276	*	1,276	—	*
Andre LaPierre (92)	1,728	*	1,728	—	*

	Prior to the Offering			After the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding(1)	Number of Shares of Common Stock Being Registered for Resale(2)	Number of Shares of Common Stock Beneficially Owned(3)	Percent of Shares of Common Stock Outstanding(1)
Patrick Lawler (93)	312	*	312	—	*
Qui K. Lieu (94)	98	*	98	—	*
Scott W. Light (95)	3,315	*	3,315	—	*
Michael V. Limcangco and Kimberly A. Limcango Revocable Living Trust Dated May 27, 2005 (96)	2,873	*	2,873	—	*
Francesco F. Linsalata (97)	13,016	*	13,016	—	*
Robert Lipinski (98)	1,001	*	1,001	—	*
Arthur D. Lipson (99)	1,244	*	1,244	—	*
Steven M. Lipson (100)	1,244	*	1,244	—	*
James G. Lowe (101)	266	*	266	—	*
Albert Lugo (102)	36	*	36	—	*
Edward L. Mackey (103)	299	*	299	—	*
Mariner Select LP (104)	1,493	*	1,493	—	*
John McCann and Elaine McCann (105)	1,329	*	1,329	—	*
Michael P. McDevitt and Heather McDevitt JT TEN (106)	118	*	118	—	*
Teresa McFadden (107)	278	*	278	—	*
Anuradha T. Milewski (108)	98	*	98	—	*
Donna T. Milewski (109)	9,784	*	9,784	—	*
Martin Milewski (110)	803	*	803	—	*
Kelly A. Mitchell (111)	6	*	6	—	*
Linda C. Monroe (112)	132	*	132	—	*
Christopher G. Mulcahy and Vernice Veranga-Mulcahy (113)	83	*	83	—	*
Christopher G. Mulcahy and Vernice Veranga-Mulcahy JT TEN (114)	851	*	851	—	*
Joseph A. Mulligan (115)	7	*	7	—	*
Joseph Murphy (116)	73	*	73	—	*
Joseph A. Murphy (117)	641	*	641	—	*
Shashank S. Narayan (118)	1,043	*	1,043	—	*
Thomas E. Neely (119)	395	*	395	—	*
Patrick North (120)	233	*	233	—	*
Kevin O’Brien (121)	688	*	688	—	*
Amy M. Orlando (122)	343	*	343	—	*
Adolf A. Paier (123)	3,962	*	3,962	—	*
Cachito F. Parong (124)	325	*	325	—	*
Martin L. Paulsen (125)	316	*	316	—	*
David A. Peters (126)	1,620	*	1,620	—	*
David Peters (127)	51	*	51	—	*
James E. Poland and Judith A. Poland JT TEN (128)	249	*	249	—	*
Seymour S. Preston Deed of Trust, dated July 27, 1979 as amended April 12, 1993, as subsequently amended (129)	14,678	*	14,678	—	*
Haroon Ur Rashid (130)	848	*	848	—	*

	Prior to the Offering			After the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding(1)	Number of Shares of Common Stock Being Registered for Resale(2)	Number of Shares of Common Stock Beneficially Owned(3)	Percent of Shares of Common Stock Outstanding(1)
Timothy C. Rivenbank (131)	132	*	132	—	*
Timothy Curtis Rivenbank (132)	1,522	*	1,522	—	*
Charles M. Robins and Jennifer Guinan JT TEN (133)	1,137	*	1,137	—	*
Dominick P. Sardella and Jill A. Sardella JT TEN (134)	703	*	703	—	*
Donald Schaefer Jr. (135)	694	*	694	—	*
Donald R. Schaefer and Mary Louise Schaefer (136)	471	*	471	—	*
John J. Schveibinz and Marcia G. Schveibinz JT TEN (137)	147	*	147	—	*
Scott Reynolds Associates Limited Partnership (138)	152,531	*	152,531	—	*
Gregory P. Scott (139)	59	*	59	—	*
S&C Investors (140)	595	*	595	—	*
Joseph Sheehan and Julie Sheehan JT TEN (141)	12,414	*	12,414	—	*
James D. Sheridan Jr. (142)	6	*	6	—	*
Guy C. Smith (143)	2,470	*	2,470	—	*
Richard Spinogatti (144)	1,782	*	1,782	—	*
Eric W. Stallmer (145)	203	*	203	—	*
Frank T. Stoner (146)	649	*	649	—	*
Sergei Tanygin (147)	116	*	116	—	*
KimTuyen Thi Tran (148)	798	*	798	—	*
Hugh H. Trumbull and Ann K. Trumbull JT TEN (149)	9,762	*	9,762	—	*
Hugh H. Trumbull III (150)	345	*	345	—	*
James J. Tucholski (151)	8,009	*	8,009	—	*
Shannon Tucholski (152)	156	*	156	—	*
Shawn T. Turner (153)	76	*	76	—	*
Lisa M. Visco (154)	1,384	*	1,384	—	*
Mark T. Visco (155)	460	*	460	—	*
Patrick J. Walsh and Lisa D. Walsh JT TEN (156)	59	*	59	—	*
Patrick Walsh and Lisa Walsh (157)	118	*	118	—	*
Linda L. Walters (158)	221	*	221	—	*
Judson J. Wambold (159)	664	*	664	—	*
Washington Wedderburn (160)	428	*	428	—	*
T. I. Weintraub (161)	129	*	129	—	*
Joanne S. Welsh (162)	126	*	126	—	*
Paul A. Welsh (163)	591	*	591	—	*
Paul A. Welsh and Marguerite Esmonde Welsh JT TEN (164)	656	*	656	—	*
James R. Wilson (165)	59	*	59	—	*
Mark W. Woepse and Judith A. Donato JT TEN (166)	2,327	*	2,327	—	*

	Prior to the Offering			After the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding(1)	Number of Shares of Common Stock Being Registered for Resale(2)	Number of Shares of Common Stock Beneficially Owned(3)	Percent of Shares of Common Stock Outstanding(1)
James W. Woodburn (167)	12,763	*	12,763	—	*
Ruth S. Marcy Revocable Trust U/A/D – February 28, 2019, as amended (168)	972	*	972	—	*
YUFKA, LLC (169)	1,182	*	1,182	—	*

*	Less than 1%.
(1)

Based on 86,751,764 shares of Common Stock outstanding as of February 17, 2021 (including the (i) 641,400 shares issued to the selling stockholders in connection with the Merger and (ii) 24,297 Holdback Shares). The number of Holdback Shares being offered was determined assuming (a) no shares of Common Stock are used to satisfy the potential indemnification claims and other obligations of the former AGI shareholders under the Merger Agreement and (b) the share price that would be used to value the share consideration delivered to selling stockholders upon the release of the escrows in accordance with the Merger Agreement was calculated at a discount to the volume weighted average share price of the Common Stock for the 30 trading-day period ended December 30, 2020. The actual number of Holdback Shares that may be issued to the selling stockholders could be greater or less than 24,297 shares of Common Stock depending whether and to what extent shares are used to satisfy indemnification claims and other AGI shareholder obligations and/or the volume weighted actual average closing price of Common Stock during the applicable periods preceding the dates on which such Holdback Shares are to be delivered to selling stockholders.

(2)

Represents the number of shares of Common Stock being offered hereby on behalf of the selling stockholders, which may be less than the total number of shares beneficially owned by such selling stockholder.

(3)

Assumes that the selling stockholders dispose of all of the shares of Common Stock covered by this prospectus and do not acquire beneficial ownership of any additional shares of Common Stock. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(4)	Consists of (i) 1,389 shares issued to the selling stockholder in connection with the Merger and (ii) 52 Holdback Shares.
(5)	Consists of (i) 513 shares issued to the selling stockholder in connection with the Merger and (ii) 19 Holdback Shares.
(6)

Horizon Bank has voting control and investment discretion over the securities reported herein, in its capacity as trustee of the Analytical Graphics Inc. Profit Sharing Plan, and may be deemed to be the beneficial owner thereof. Consists of (i) 59,925 shares issued to the selling stockholder in connection with the Merger and (ii) 2,277 Holdback Shares.

(7)	Consists of (i) 626 shares issued to the selling stockholder in connection with the Merger and (ii) 23 Holdback Shares.
(8)	Consists of (i) 199 shares issued to the selling stockholder in connection with the Merger and (ii) seven Holdback Shares.
(9)	Consists of (i) 149 shares issued to the selling stockholder in connection with the Merger and (ii) five Holdback Shares.
(10)	Consists of (i) 254 shares issued to the selling stockholder in connection with the Merger and (ii) nine Holdback Shares.
(11)	Consists of (i) 1,298 shares issued to the selling stockholder in connection with the Merger and (ii) 49 Holdback Shares.
(12)	Joshua Kopelman, Manager of Blingberg Space Cowboys LLC, has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof.

Consists of (i) 34,028 shares issued to the selling stockholder in connection with the Merger and (ii) 1,293 Holdback Shares.
(13)	Consists of (i) 43 shares issued to the selling stockholder in connection with the Merger and (ii) one Holdback Share.
(14)	Consists of (i) 892 shares issued to the selling stockholder in connection with the Merger and (ii) 33 Holdback Shares.
(15)	Consists solely of 12 shares issued to the selling stockholder in connection with the Merger.
(16)	Consists of (i) 193 shares issued to the selling stockholder in connection with the Merger and (ii) seven Holdback Shares.
(17)	Consists of (i) 19,781 shares issued to the selling stockholder in connection with the Merger and (ii) 751 Holdback Shares.
(18)

Cathy McCann Buck, Trustee of the Buck 2009 Family Trust, dated November 6, 2009, has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof. Consists of (i) 17,816 shares issued to the selling stockholder in connection with the Merger and (ii) 677 Holdback Shares.

(19)

Cathy McCann Buck, Trustee of the Buck 2011 Family Trust, dated October 17, 2011, has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof. Consists of (i) 3,110 shares issued to the selling stockholder in connection with the Merger and (ii) 118 Holdback Shares.

(20)	Consists of (i) 6,232 shares issued to the selling stockholder in connection with the Merger and (ii) 236 Holdback Shares.
(21)

Lee M. Buck and Elizabeth J. Buck, Trustees of the Buck Family Trust, dated June 10, 2014, have voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owners thereof. Consists of (i) 4,897 shares issued to the selling stockholder in connection with the Merger and (ii) 186 Holdback Shares.

(22)	Consists of (i) 104 shares issued to the selling stockholder in connection with the Merger and (ii) three Holdback Shares.
(23)	Consists of (i) 227 shares issued to the selling stockholder in connection with the Merger and (ii) eight Holdback Shares.
(24)	Consists solely of 19 shares issued to the selling stockholder in connection with the Merger.
(25)	Consists of (i) 832 shares issued to the selling stockholder in connection with the Merger and (ii) 31 Holdback Shares.
(26)	Consists of (i) 1,073 shares issued to the selling stockholder in connection with the Merger and (ii) 40 Holdback Shares.
(27)	Consists solely of two shares issued to the selling stockholder in connection with the Merger.
(28)	Consists of (i) 5,809 shares issued to the selling stockholder in connection with the Merger and (ii) 220 Holdback Shares.
(29)	Consists of (i) 2,347 shares issued to the selling stockholder in connection with the Merger and (ii) 89 Holdback Shares.
(30)	Consists of (i) 464 shares issued to the selling stockholder in connection with the Merger and (ii) 17 Holdback Shares.
(31)	Consists of (i) 57 shares issued to the selling stockholder in connection with the Merger and (ii) two Holdback Shares.
(32)	Consists of (i) 57 shares issued to the selling stockholder in connection with the Merger and (ii) two Holdback Shares.
(33)	Consists of (i) 218 shares issued to the selling stockholder in connection with the Merger and (ii) eight Holdback Shares.
(34)	Consists of (i) 741 shares issued to the selling stockholder in connection with the Merger and (ii) 28 Holdback Shares.
(35)	Consists of (i) 1,789 shares issued to the selling stockholder in connection with the Merger and (ii) 68 Holdback Shares.

(36)	Consists of (i) 514 shares issued to the selling stockholder in connection with the Merger and (ii) 19 Holdback Shares.
(37)	Consists of (i) 640 shares issued to the selling stockholder in connection with the Merger and (ii) 24 Holdback Shares.
(38)	Consists of (i) 120 shares issued to the selling stockholder in connection with the Merger and (ii) four Holdback Shares.
(39)	Consists of (i) 222 shares issued to the selling stockholder in connection with the Merger and (ii) eight Holdback Shares.
(40)

Gregory R. Dube has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof. Consists of (i) 1,238 shares issued to the selling stockholder in connection with the Merger and (ii) 47 Holdback Shares.

(41)

Jeanne Dube has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof. Consists of (i) 1,238 shares issued to the selling stockholder in connection with the Merger and (ii) 47 Holdback Shares.

(42)	Consists of (i) 680 shares issued to the selling stockholder in connection with the Merger and (ii) 25 Holdback Shares.
(43)	Consists of (i) 628 shares issued to the selling stockholder in connection with the Merger and (ii) 23 Holdback Shares.
(44)	Consists of (i) 555 shares issued to the selling stockholder in connection with the Merger and (ii) 21 Holdback Shares.
(45)	Consists of (i) 2,928 shares issued to the selling stockholder in connection with the Merger and (ii) 111 Holdback Shares.
(46)	Consists of (i) 227 shares issued to the selling stockholder in connection with the Merger and (ii) eight Holdback Shares.
(47)	Consists of (i) 29 shares issued to the selling stockholder in connection with the Merger and (ii) one Holdback Share.
(48)	Consists of (i) 1,082 shares issued to the selling stockholder in connection with the Merger and (ii) 41 Holdback Shares.
(49)	Consists of (i) 142 shares issued to the selling stockholder in connection with the Merger and (ii) five Holdback Shares.
(50)	Consists of (i) 179 shares issued to the selling stockholder in connection with the Merger and (ii) six Holdback Shares.
(51)	Consists of (i) 381 shares issued to the selling stockholder in connection with the Merger and (ii) 14 Holdback Shares.
(52)	Consists of (i) 128 shares issued to the selling stockholder in connection with the Merger and (ii) four Holdback Shares.
(53)	Consists of (i) 1,787 shares issued to the selling stockholder in connection with the Merger and (ii) 67 Holdback Shares.
(54)	Consists of (i) 2,221 shares issued to the selling stockholder in connection with the Merger and (ii) 84 Holdback Shares.
(55)	Consists solely of 23 shares issued to the selling stockholder in connection with the Merger.
(56)	Consists of (i) 330 shares issued to the selling stockholder in connection with the Merger and (ii) 12 Holdback Shares.
(57)	Consists of (i) 189 shares issued to the selling stockholder in connection with the Merger and (ii) seven Holdback Shares.
(58)	Consists of (i) 95 shares issued to the selling stockholder in connection with the Merger and (ii) three Holdback Shares.
(59)	Consists of (i) 689 shares issued to the selling stockholder in connection with the Merger and (ii) 26 Holdback Shares.
(60)	Consists of (i) 519 shares issued to the selling stockholder in connection with the Merger and (ii) 19 Holdback Shares.

(61)	Consists of (i) 616 shares issued to the selling stockholder in connection with the Merger and (ii) 23 Holdback Shares.
(62)	Consists of (i) 587 shares issued to the selling stockholder in connection with the Merger and (ii) 22 Holdback Shares.
(63)	Consists of (i) 54 shares issued to the selling stockholder in connection with the Merger and (ii) two Holdback Shares.
(64)	Consists of (i) 15,804 shares issued to the selling stockholder in connection with the Merger and (ii) 600 Holdback Shares.
(65)	Consists of (i) 15,822 shares issued to the selling stockholder in connection with the Merger and (ii) 601 Holdback Shares.
(66)	Consists of (i) 623 shares issued to the selling stockholder in connection with the Merger and (ii) 23 Holdback Shares.
(67)	Consists of (i) 15,804 shares issued to the selling stockholder in connection with the Merger and (ii) 600 Holdback Shares.
(68)	Consists of (i) 4,089 shares issued to the selling stockholder in connection with the Merger and (ii) 155 Holdback Shares.
(69)	Consists of (i) 109,402 shares issued to the selling stockholder in connection with the Merger and (ii) 4,157 Holdback Shares.
(70)	Consists of (i) 640 shares issued to the selling stockholder in connection with the Merger and (ii) 24 Holdback Shares.
(71)	Consists of (i) 171 shares issued to the selling stockholder in connection with the Merger and (ii) six Holdback Shares.
(72)	Consists of (i) 1,366 shares issued to the selling stockholder in connection with the Merger and (ii) 51 Holdback Shares.
(73)	Consists of (i) 185 shares issued to the selling stockholder in connection with the Merger and (ii) seven Holdback Shares.
(74)

Jeffrey K. Harris, Trustee of the Jeffrey K. Harris Trust, established June 1, 2001 as amended and restated, has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof. Consists of (i) 5,183 shares issued to the selling stockholder in connection with the Merger and (ii) 196 Holdback Shares.

(75)	Consists of (i) 86 shares issued to the selling stockholder in connection with the Merger and (ii) three Holdback Shares.
(76)	Consists of (i) 1,201 shares issued to the selling stockholder in connection with the Merger and (ii) 45 Holdback Shares.
(77)	Consists of (i) 1,281 shares issued to the selling stockholder in connection with the Merger and (ii) 48 Holdback Shares.
(78)	Consists of (i) 563 shares issued to the selling stockholder in connection with the Merger and (ii) 21 Holdback Shares.
(79)	Consists of (i) 3,790 shares issued to the selling stockholder in connection with the Merger and (ii) 144 Holdback Shares.
(80)	Consists of (i) 299 shares issued to the selling stockholder in connection with the Merger and (ii) 11 Holdback Shares.
(81)

Elaine Kaiser, Trustee under Credit Shelter Trust of John Kaiser, has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof. Consists of (i) 3,726 shares issued to the selling stockholder in connection with the Merger and (ii) 141 Holdback Shares.

(82)	Consists of (i) 171 shares issued to the selling stockholder in connection with the Merger and (ii) six Holdback Shares.
(83)	Consists of (i) 907 shares issued to the selling stockholder in connection with the Merger and (ii) 34 Holdback Shares.
(84)	Consists of (i) 124 shares issued to the selling stockholder in connection with the Merger and (ii) four Holdback Shares.

(85)	Consists of (i) 1,424 shares issued to the selling stockholder in connection with the Merger and (ii) 54 Holdback Shares.
(86)	Consists of (i) 91 shares issued to the selling stockholder in connection with the Merger and (ii) three Holdback Shares.
(87)

Mark Kenyon and Joseph Marren have voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owners thereof. Consists of (i) 543 shares issued to the selling stockholder in connection with the Merger and (ii) 20 Holdback Shares.

(88)	Consists of (i) 570 shares issued to the selling stockholder in connection with the Merger and (ii) 21 Holdback Shares.
(89)	Consists of (i) 677 shares issued to the selling stockholder in connection with the Merger and (ii) 25 Holdback Shares.
(90)	Consists solely of 15 shares issued to the selling stockholder in connection with the Merger.
(91)	Consists of (i) 1,230 shares issued to the selling stockholder in connection with the Merger and (ii) 46 Holdback Shares.
(92)	Consists of (i) 1,665 shares issued to the selling stockholder in connection with the Merger and (ii) 63 Holdback Shares.
(93)	Consists of (i) 301 shares issued to the selling stockholder in connection with the Merger and (ii) 11 Holdback Shares.
(94)	Consists of (i) 95 shares issued to the selling stockholder in connection with the Merger and (ii) three Holdback Shares.
(95)	Consists of (i) 3,194 shares issued to the selling stockholder in connection with the Merger and (ii) 121 Holdback Shares.
(96)

Michael V. Limcango and Kimberly A. Limcango, Trustees of the Michael V. and Kimberly A. Limcango Revocable Living Trust, dated May 27, 2005, have voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owners thereof. Consists of (i) 2,768 shares issued to the selling stockholder in connection with the Merger and (ii) 105 Holdback Shares.

(97)	Consists of (i) 12,540 shares issued to the selling stockholder in connection with the Merger and (ii) 476 Holdback Shares.
(98)	Consists of (i) 965 shares issued to the selling stockholder in connection with the Merger and (ii) 36 Holdback Shares.
(99)	Consists of (i) 1,199 shares issued to the selling stockholder in connection with the Merger and (ii) 45 Holdback Shares.
(100)	Consists of (i) 1,199 shares issued to the selling stockholder in connection with the Merger and (ii) 45 Holdback Shares.
(101)	Consists of (i) 257 shares issued to the selling stockholder in connection with the Merger and (ii) nine Holdback Shares.
(102)	Consists of (i) 35 shares issued to the selling stockholder in connection with the Merger and (ii) one Holdback Share.
(103)	Consists of (i) 289 shares issued to the selling stockholder in connection with the Merger and (ii) ten Holdback Shares.
(104)

Charles Howe has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof. Consists of (i) 1,439 shares issued to the selling stockholder in connection with the Merger and (ii) 54 Holdback Shares.

(105)	Consists of (i) 1,281 shares issued to the selling stockholder in connection with the Merger and (ii) 48 Holdback Shares.
(106)	Consists of (i) 114 shares issued to the selling stockholder in connection with the Merger and (ii) four Holdback Shares.
(107)	Consists of (i) 268 shares issued to the selling stockholder in connection with the Merger and (ii) ten Holdback Shares.
(108)	Consists of (i) 95 shares issued to the selling stockholder in connection with the Merger and (ii) three Holdback Shares.

(109)	Consists of (i) 9,426 shares issued to the selling stockholder in connection with the Merger and (ii) 358 Holdback Shares.
(110)	Consists of (i) 774 shares issued to the selling stockholder in connection with the Merger and (ii) 29 Holdback Shares.
(111)	Consists solely of six shares issued to the selling stockholder in connection with the Merger.
(112)	Consists of (i) 128 shares issued to the selling stockholder in connection with the Merger and (ii) four Holdback Shares.
(113)	Consists of (i) 80 shares issued to the selling stockholder in connection with the Merger and (ii) three Holdback Shares.
(114)	Consists of (i) 820 shares issued to the selling stockholder in connection with the Merger and (ii) 31 Holdback Shares.
(115)	Consists solely of seven shares issued to the selling stockholder in connection with the Merger.
(116)	Consists of (i) 71 shares issued to the selling stockholder in connection with the Merger and (ii) two Holdback Shares.
(117)	Consists of (i) 618 shares issued to the selling stockholder in connection with the Merger and (ii) 23 Holdback Shares.
(118)	Consists of (i) 1,005 shares issued to the selling stockholder in connection with the Merger and (ii) 38 Holdback Shares.
(119)	Consists of (i) 381 shares issued to the selling stockholder in connection with the Merger and (ii) 14 Holdback Shares.
(120)	Consists of (i) 225 shares issued to the selling stockholder in connection with the Merger and (ii) eight Holdback Shares.
(121)	Consists of (i) 663 shares issued to the selling stockholder in connection with the Merger and (ii) 25 Holdback Shares.
(122)	Consists of (i) 331 shares issued to the selling stockholder in connection with the Merger and (ii) 12 Holdback Shares.
(123)	Consists of (i) 3,817 shares issued to the selling stockholder in connection with the Merger and (ii) 145 Holdback Shares.
(124)	Consists of (i) 314 shares issued to the selling stockholder in connection with the Merger and (ii) 11 Holdback Shares.
(125)	Consists of (i) 305 shares issued to the selling stockholder in connection with the Merger and (ii) 11 Holdback Shares.
(126)	Consists of (i) 1,561 shares issued to the selling stockholder in connection with the Merger and (ii) 59 Holdback Shares.
(127)	Consists of (i) 50 shares issued to the selling stockholder in connection with the Merger and (ii) one Holdback Share.
(128)	Consists of (i) 240 shares issued to the selling stockholder in connection with the Merger and (ii) nine Holdback Shares.
(129)

Shelley S. Preston and Jean H. Preston, Trustees of the Seymour S. Preston Deed of Trust, dated July 27, 1979 as amended April 12, 1993, as subsequently amended, have voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owners thereof. Consists of (i) 14,141 shares issued to the selling stockholder in connection with the Merger and (ii) 537 Holdback Shares.

(130)	Consists of (i) 817 shares issued to the selling stockholder in connection with the Merger and (ii) 31 Holdback Shares.
(131)	Consists of (i) 128 shares issued to the selling stockholder in connection with the Merger and (ii) four Holdback Shares.
(132)	Consists of (i) 1,467 shares issued to the selling stockholder in connection with the Merger and (ii) 55 Holdback Shares.
(133)	Consists of (i) 1,096 shares issued to the selling stockholder in connection with the Merger and (ii) 41 Holdback Shares.

(134)	Consists of (i) 678 shares issued to the selling stockholder in connection with the Merger and (ii) 25 Holdback Shares.
(135)	Consists of (i) 669 shares issued to the selling stockholder in connection with the Merger and (ii) 25 Holdback Shares.
(136)	Consists of (i) 454 shares issued to the selling stockholder in connection with the Merger and (ii) 17 Holdback Shares.
(137)	Consists of (i) 142 shares issued to the selling stockholder in connection with the Merger and (ii) five Holdback Shares.
(138)

Scott A. Reynolds, General Partner of Scott Reynolds Associates Limited Partnership, has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof. Consists of (i) 146,947 shares issued to the selling stockholder in connection with the Merger and (ii) 5,584 Holdback Shares.

(139)	Consists of (i) 57 shares issued to the selling stockholder in connection with the Merger and (ii) two Holdback Shares.
(140)

Scott Basso and Charles R. Howe II have voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owners thereof. Consists of (i) 574 shares issued to the selling stockholder in connection with the Merger and (ii) 21 Holdback Shares.

(141)	Consists of (i) 11,690 shares issued to the selling stockholder in connection with the Merger and (ii) 454 Holdback Shares.
(142)	Consists solely of six shares issued to the selling stockholder in connection with the Merger.
(143)	Consists of (i) 2,380 shares issued to the selling stockholder in connection with the Merger and (ii) 90 Holdback Shares.
(144)	Consists of (i) 1,717 shares issued to the selling stockholder in connection with the Merger and (ii) 65 Holdback Shares.
(145)	Consists of (i) 196 shares issued to the selling stockholder in connection with the Merger and (ii) seven Holdback Shares.
(146)	Consists of (i) 626 shares issued to the selling stockholder in connection with the Merger and (ii) 23 Holdback Shares.
(147)	Consists of (i) 112 shares issued to the selling stockholder in connection with the Merger and (ii) four Holdback Shares.
(148)	Consists of (i) 769 shares issued to the selling stockholder in connection with the Merger and (ii) 29 Holdback Shares.
(149)	Consists of (i) 9,405 shares issued to the selling stockholder in connection with the Merger and (ii) 357 Holdback Shares.
(150)	Consists of (i) 333 shares issued to the selling stockholder in connection with the Merger and (ii) 12 Holdback Shares.
(151)	Consists of (i) 7,716 shares issued to the selling stockholder in connection with the Merger and (ii) 293 Holdback Shares.
(152)	Consists of (i) 151 shares issued to the selling stockholder in connection with the Merger and (ii) five Holdback Shares.
(153)	Consists of (i) 74 shares issued to the selling stockholder in connection with the Merger and (ii) two Holdback Shares.
(154)	Consists of (i) 1,334 shares issued to the selling stockholder in connection with the Merger and (ii) 50 Holdback Shares.
(155)	Consists of (i) 444 shares issued to the selling stockholder in connection with the Merger and (ii) 16 Holdback Shares.
(156)	Consists of (i) 57 shares issued to the selling stockholder in connection with the Merger and (ii) two Holdback Shares.
(157)	Consists of (i) 114 shares issued to the selling stockholder in connection with the Merger and (ii) four Holdback Shares.
(158)	Consists of (i) 213 shares issued to the selling stockholder in connection with the Merger and (ii) eight Holdback Shares.

(159)	Consists of (i) 640 shares issued to the selling stockholder in connection with the Merger and (ii) 24 Holdback Shares.
(160)	Consists of (i) 413 shares issued to the selling stockholder in connection with the Merger and (ii) 15 Holdback Shares.
(161)	Consists of (i) 125 shares issued to the selling stockholder in connection with the Merger and (ii) four Holdback Shares.
(162)	Consists of (i) 122 shares issued to the selling stockholder in connection with the Merger and (ii) four Holdback Shares.
(163)	Consists of (i) 570 shares issued to the selling stockholder in connection with the Merger and (ii) 21 Holdback Shares.
(164)	Consists of (i) 632 shares issued to the selling stockholder in connection with the Merger and (ii) 24 Holdback Shares.
(165)	Consists of (i) 57 shares issued to the selling stockholder in connection with the Merger and (ii) two Holdback Shares.
(166)	Consists of (i) 2,242 shares issued to the selling stockholder in connection with the Merger and (ii) 85 Holdback Shares.
(167)	Consists of (i) 12,296 shares issued to the selling stockholder in connection with the Merger and (ii) 467 Holdback Shares.
(168)

Ruth S. Marcy Wright, Trustee of the Ruth S. Marcy Revocable Trust U/A/D – February 28, 2019, as amended, has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof. Consists of (i) 937 shares issued to the selling stockholder in connection with the Merger and (ii) 35 Holdback Shares.

(169)

Peter L. Bloom has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof. Consists of (i) 1,139 shares issued to the selling stockholder in connection with the Merger and (ii) 43 Holdback Shares.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time in one or more transactions on one or more exchanges, in the over-the-counter market or any other organized market where our shares of Common Stock may be traded, sell any or all of their shares of Common Stock offered hereby through broker-dealers or agents, directly to one or more purchasers or through a combination of any such methods of sale. The selling stockholders may distribute the shares of Common Stock offered hereby from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed and which may be higher or lower than market prices;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The selling stockholders may use any one or more of the following methods when selling the shares offered hereby:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more block trades in which the broker-dealer will attempt to sell such shares as agent or principal of all of such shares held by the selling stockholder;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	agreements between broker-dealers and the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of Common Stock offered hereby to or through broker-dealers or agents, such broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock offered hereby for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock offered hereby or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock offered hereby in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock offered hereby short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock offered hereby to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of Common Stock offered hereby and owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock offered hereby in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

At the time a particular offering of the shares of Common Stock offered hereby is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the selling stockholders, the aggregate amount of shares of Common Stock being offered and the terms of the offering, including, to the extent required, the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

The aggregate proceeds to the selling stockholders from the sale of Common Stock offered by them hereby will be the purchase price of the Common Stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Under the securities laws of some states, the shares of Common Stock offered hereby may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock offered hereby may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholders will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part. Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a selling stockholder may transfer, devise or gift shares of Common Stock by other means not described in this prospectus.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock offered hereby by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock offered hereby to engage in market-making activities with respect to the shares of Common Stock offered hereby. All of the foregoing may affect the marketability of the shares of Common Stock offered hereby and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock offered hereby.

We have agreed to pay all fees and expenses incurred in connection with this registration; provided, however, that we will not be responsible for any legal fees or selling expenses for any selling stockholder, including any broker’s fees or commissions, if any. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, or the selling stockholders may be entitled to contribution. As permitted by applicable law, we may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from written information furnished to us by the selling stockholders specifically for use in the registration statement of which this prospectus forms a part, or we may be entitled to contribution. As permitted by applicable law, the selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of shares of Common Stock against certain liabilities, including liabilities under the Securities Act.

Once sold under the registration statement of which this prospectus forms a part, the shares of Common Stock offered hereby will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Jones Day has passed upon the validity of the shares of Common Stock that may be offered by this prospectus.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of ANSYS, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses and costs incurred to be incurred by us in connection with the registration of the shares of Common Stock offered hereby, other than any broker fees or selling commissions, which will be borne by the selling stockholders. All the amounts shown are estimated except for the SEC registration fee.

SEC registration fee	$28,140.99
Legal fees and expenses	$50,000
Accounting fees and expenses	$25,000
Miscellaneous	$1,500

Total	$104,640.99

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnification to officers, directors and other corporate agents. Our Restated Certificate of Incorporation (“Certificate of Incorporation”) and Third Amended and Restated By-laws (“Bylaws”) provide that we will indemnify our directors and executive officers to the fullest extent permitted by the DGCL, which prohibits our Certificate of Incorporation from limiting the liability of our directors for the following:

•	breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock purchases or redemptions; and

•	any transaction from which a director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be limited to the fullest extent permitted by Delaware law, as so amended. Our Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of nonmonetary relief, remain available under Delaware law. Our Certificate of Incorporation also does not alter a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our Certificate of Incorporation and our By-laws, we are empowered to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our Certificate of Incorporation and our By-laws, we have entered into agreements to indemnify our non-executive directors against expenses and liabilities to the fullest extent permitted by Delaware law. These agreements also provide, subject to certain exceptions, for indemnification for related expenses including, among others, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that the provisions in our Certificate of Incorporation, our By-laws and the indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain directors’ and officers’ liability insurance to cover liabilities its directors and officers may incur in connection with their services to us.

The foregoing is only a general summary of certain aspects of Delaware law and our Certificate of Incorporation and our By-laws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the DGCL, the Certificate of Incorporation and the By-laws.

See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

Item 16.	Exhibits

(a) Exhibits

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of ANSYS, Inc., as amended (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K filed with the SEC on February 27, 2020)

4.2	Third Amended and Restated By-laws of ANSYS, Inc., as amended (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on January 19, 2018)

5.1	Opinion of Jones Day

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page attached hereto)

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canonsburg, State of Pennsylvania, on February 24, 2021.

ANSYS, INC.

By:	/s/ Ajei S. Gopal
Ajei S. Gopal
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of ANSYS, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Ajei S. Gopal and Janet Lee, and each of them, as the true and lawful attorney-in-fact or attorneys-in-fact, with full power of substitution and resubstitution, for each of the undersigned and in the name, place and stead of each of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 one or more Registration Statement(s) on Form S-3 relating to the registration for sale of the debt and/or equity securities of the Company, with any and all amendments, supplements and exhibits thereto, including pre-effective and post-effective amendments or supplements or any additional registration statement filed pursuant to Rule 462 promulgated under the Securities Act of 1933, with full power and authority to do and perform any and all acts and things whatsoever required, necessary or desirable to be done in the premises, hereby ratifying and approving the act of said attorneys and any of them and any such substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ajei S. Gopal (Ajei S. Gopal)	President, Chief Executive Officer and Director (Principal Executive Officer)	February 24, 2021

/s/ Maria T. Shields (Maria T. Shields)	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 24, 2021

/s/ Glenda M. Dorchak (Glenda M. Dorchak)	Director	February 24, 2021

/s/ Guy E. Dubois (Guy E. Dubois)	Director	February 24, 2021

/s/ Alec D. Gallimore (Alec D. Gallimore)	Director	February 24, 2021

/s/ Ronald W. Hovsepian (Ronald W. Hovsepian)	Chairman of the Board of Directors	February 24, 2021

/s/ Barbara V. Scherer (Barbara V. Scherer)	Director	February 24, 2021

/s/ Robert M. Calderoni (Robert M. Calderoni)	Director	February 24, 2021

/s/ Ravi K. Vijayaraghavan (Ravi K. Vijayaraghavan)	Director	February 24, 2021